                                                                     Exhibit 12


                      MERCK & CO., INC. AND SUBSIDIARIES

              Computation Of Ratios Of Earnings To Fixed Charges

                       (In millions except ratio data)


                              Nine Months
                                 Ended                                Years Ended December 31
                              September 30     ----------------------------------------------------------------------
                                 2000              1999          1998           1997          1996          1995
                              ----------       -----------    -----------    -----------   ------------  ------------
Income Before Taxes           $  7,313.0       $   8,619.5    $   8,133.1    $   6,462.3   $   5,540.8   $   4,797.2

Add:
 One-third of rents                 49.0              66.7           56.0           47.0          41.0          28.1
 Interest expense, net             266.2             236.4          150.6           98.2         103.2          60.3
 Preferred stock dividends         146.6             120.7           62.1           49.6          70.0           2.1
                              ----------       -----------    -----------    -----------   -----------   -----------
  Earnings                    $  7,774.8       $   9,043.3    $   8,401.8    $   6,657.1   $   5,755.0   $   4,887.7
                              ==========       ===========    ===========    ===========   ============  ===========

One-third of rents            $     49.0       $      66.7    $      56.0    $      47.0   $      41.0   $      28.1
Interest expense                   355.1             316.9          205.6          129.5         138.6          98.7
Preferred stock dividends          146.6             120.7           62.1           49.6          70.0           2.1
                              ----------       -----------    -----------    -----------   ------------  -----------
  Fixed Charges               $    550.7       $     504.3    $     323.7    $     226.1   $     249.6   $     128.9
                              ==========       ===========    ===========    ===========   ===========   ===========

Ratio of Earnings
 to Fixed Charges                     14                18             26             29            23            38
                                      ==                ==             ==             ==            ==            ==

For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.